CONTACTS AT FIRST OF AMERICA:
     Jennifer D. Cox, Senior Vice President-Accounting Division,
       (616) 376-7115 / fax 376-7079
     Tony Thompson, Senior Vice President - Public & Media
       Relations, (616) 376-7266 / fax 376-7273

FOR IMMEDIATE RELEASE

FIRST OF AMERICA BANK CORP. COMPLETES
THE SALE OF ITS FLORIDA FRANCHISE

KALAMAZOO, Mich., October 1, 1997 -- First of America Bank
Corporation (NYSE: FOA) today completed the sale of its Florida operation to Barnett Banks, Inc., headquartered in Jacksonville, Florida.

"We believe very strongly that our strategic decision to sell our Florida operation will benefit our profitability and help optimize our shareholders total return. This move allows us to focus on our core lines of business in the Midwest -- Commercial Banking, Retail Sales & Delivery, Consumer Finance & Mortgage Services, and Trust & Financial Services -- as we believe our Midwest markets provide the best opportunity for success" stated, Richard F. Chormann, chairman, president and chief executive officer, First of America Bank Corporation.

The sale resulted in a gain of about $0.14 cents per share, which will be reflected in First of America's fourth quarter results. First of America's Florida operation, at September 30, 1997, had approximately $1.1 billion in assets, loans of $780 million and deposits of $870 million. On a year-to-date basis, net income for the operation is expected to be around $4 million. Non-interest revenue, on a pre-tax basis, for the same period should be about $6 million and non-interest expenses about $30 million (pre-tax). Included in the sale are 58 branches; 35 are traditional branches and 23 are supermarket branches. After the sale, First of America Bank Corporation will have approximately $20 billion in assets, $14 billion in loans and $16 billion in deposits.

First of America Bank Corporation, headquartered in Kalamazoo, Michigan engages in commercial and retail banking as well as mortgage origination services. The company also provides trust, insurance and other financial services, through its Trust and Financial Services Division. First of America currently ranks 32nd among banking companies in the United States.

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